Exhibit 15

May 2, 2011

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We are aware that our report dated May 2, 2011 on our review of condensed consolidated interim financial information of UniSource Energy Corporation (the “Company”) for the three month periods ended March 31, 2011 and 2010 and included in the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2011 is incorporated by reference in the Company’s Registration Statements on Form S-8 dated January 6, 1998 (No. 333-43765), January 6, 1998 (No. 333-43767), January 6, 1998 (No. 333-43769), May 21, 1998 (No. 333-53309), May 21, 1998 (No. 333-53333), September 9, 2002 (No. 333-99317), January 31, 2007 (No. 333-140353), and December 30, 2008 (No. 333-156491) and on Form S-3 dated September 22, 2005 (No. 333-126141) and May 14, 2009 (No. 333-159244).

Very truly yours,

/s/PricewaterhouseCoopersLLP
PricewaterhouseCoopers LLP